EXHIBIT 99.2

News Release          News Release          News Release           News Release

[LOGO] American Express                        American Express Company
       Corporate Services                      American Express Tower
                                               World Financial Center
                                               New York, N.Y. 10285-4801

Media Contacts:

Melissa Abernathy (US)        Sally Brown (Europe)      Susan Prior
American Express Company      American Express Company  Rosenbluth International
212-640-5060                  (44) 207-976-4498         215-977-4859
melissa.abernathy@aexp.com    sally.e.brown@aexp.com    sprior@rosenbluth.com


FOR IMMEDIATE RELEASE

     AMERICAN EXPRESS COMPLETES ACQUISITION OF ROSENBLUTH INTERNATIONAL,
                  A LEADING GLOBAL TRAVEL MANAGEMENT COMPANY

NEW YORK, October 7, 2003 -- American Express today announced the completion of its acquisition of Rosenbluth International, a leading global travel management company with corporate travel operations in 15 countries and 2002 global business travel volume of more than $3 billion. The combined 2002 volume of the two firms, $18.5 billion, builds on American Express' global leadership position in corporate travel management. The definitive agreement to purchase Rosenbluth International was announced on July 15, 2003.

"We are very excited and energized about the possibilities that lie ahead," said Ed Gilligan, group president, American Express Global Corporate Services. "We welcome the infusion of Rosenbluth's strong talent and innovative technology and products. Our goal is not simply to be bigger, but to be better. Our cultures and values are more alike than they are different, and we plan to combine the best elements of each company. As one organization, we can provide even better service and more dynamic solutions, as well as deliver to clients the savings benefits that come with economies of scale."

Integration teams from American Express and Rosenbluth will now come together and begin to define the optimal structure for the combined organization, as well as to determine the products and services that will best meet the needs of the combined firm's clients. In the coming months, the integration teams will aim to deliver a seamless integration that preserves both companies' business practices and enhances their offerings to employees, clients and the marketplace. The principles-driven approach will allow growth opportunities for talented associates, while focusing on customer retention, business synergies and the promotion of a unique and prosperous culture.

"Clients will play a vital role in our decision-making process for integration, and we intend to involve them in our integration planning," said Charles Petruccelli, president, American Express Global Travel Services. "Every decision we make will put the interest of our clients first. This applies not only to our larger clients, but also to the small and mid-size businesses we serve around the world. To ensure that clients continue to receive our full attention, we have created a separate dedicated team to work on the integration project."

"We're looking forward to taking travel management to the next phase," said Hal Rosenbluth. "I've met and spoken with many of American Express' leaders over the past few months and am impressed both by their talent and their intense focus on both employees and clients. Now that I've had an opportunity to get to know them, I find that the American Express culture also fosters creativity and empowers employees to make a difference for clients. Our companies are even more alike and aligned than I had originally thought, which means we can jumpstart our efforts to affect positive industry change."

"Since the acquisition announcement, we have signed a number of new clients and retained several others," continued Rosenbluth. "Customers clearly understand that we are highly motivated, and that we are committed to providing them with long-term value." The purchase excludes Rosenbluth's Up|Stream operation, an outsourced customer care business, Rosenbluth Vacations and Rosenbluth global joint ventures and marketing partnerships.

Both American Express and Rosenbluth International have been meeting the needs of travelers for more than 100 years. Both companies offer a variety of service delivery options (from onsite offices to telephone call centers to online travel fulfillment) and have expanded their presence in order to meet the growing demands of clients for customized service that is available anywhere-anytime. Both companies have been ranked by Fortune Magazine among the "100 Best Companies to Work for in America."

ABOUT AMERICAN EXPRESS

American Express is the largest travel management company in North
America and worldwide, and it is one the world's largest travel agencies, recording worldwide travel volume of $15.5 billion in 2002. Through its Global Corporate Services business, the company counts nearly 70 percent of the Fortune 500, along with tens of thousands of mid-sized and small companies as customers of its Corporate Travel, Corporate Card and/or Corporate Purchasing Solutions. In the past ten years American Express has significantly increased its corporate travel business both by growing organically and through careful and gradual acquisitions of agencies with similar or complementary strengths.

American Express Company is a diversified worldwide travel, financial and network services company founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, travel, financial planning, business services, insurance and international banking.